Exhibit (f)

CONSENT OF

KPMG Austria AG Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

KPMG Austria AG Wirtschaftsprüfungs- und Steuerberatungsgesellschaft hereby consents to (i) the incorporation by reference into Registration Statement No. 333-184123 of Oesterreichische Kontrollbank Aktiengesellschaft (filed under Schedule B) of its report dated February 20, 2013 relating to the December 31, 2012 financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, which report appears in this Annual Report on Form 18-K for the year ended December 31, 2012 and (ii) the use of its name under the heading “Introductory Note to Financial Statements” in this Annual Report on Form 18-K.

Vienna, Austria

Date: April 25, 2013

/s/ MAG. BERNHARD GRUBER
Name:	Mag. Bernhard Gruber

/s/ MAG. WOLFGANG HÖLLER
Name:	Mag. Wolfgang Höller

KPMG Austria AG
Wirtschaftsprüfungs- und
Steuerberatungsgesellschaft
Vienna, Austria